Exhibit 99.01

DexCom Inc. Reports Fourth Quarter and Full Year 2010 Financial Results

SAN DIEGO, CA - (BUSINESS WIRE-March 3, 2011) - DexCom, Inc. (Nasdaq:DXCM) today reported its audited financial results as of and for the quarter and fiscal year ended December 31, 2010.

For the full-year ended December 31, 2010, product revenue grew to $40.2 million, an increase of 123% from the $18.0 million in product revenue reported for 2009, and total revenue grew to $48.6 million, an increase of 64% from 2009. Product revenue totaled $13.6 million for the fourth quarter of 2010, an increase of 105% from the $6.6 million in product revenue reported for the comparable period in 2009. Total fourth quarter 2010 revenue, which included development grant and other revenue, was $15.6 million, an increase of 49% from the comparable period in 2009. Product gross margin totaled $5.9 million and $14.1 million for the three and twelve months ended December 31, 2010, compared to gross margin of $1.2 million and gross deficit of $(0.2) million for the three and twelve months ended December 31, 2009. The Company reported a net loss of $9.8 million, or $0.16 per share, and $55.2 million, or $0.97 per share, for the three and twelve months ended December 31, 2010, compared to $11.5 million, or $0.25 per share, and $53.5 million, or $1.21 per share, for the three and twelve months ended December 31, 2009. The net loss for 2010 included $22.3 million in non-cash expenses, comprised primarily of share-based compensation, loss on debt extinguishment upon conversion of convertible notes, depreciation, and amortization.

Total cost of sales for the twelve months ended December 31, 2010 totaled $30.2 million compared to $26.0 million for 2009. The increase was primarily due to additional product sales offset by lower development expenses relating to our continuing performance obligations under development and collaboration agreements entered into during 2008. Research and development expense totaled $23.2 million in 2010 compared to $14.3 million in 2009. Changes in research and development expense included additional salaries and payroll related costs, share-based compensation, and facility costs. Selling, general and administrative expense totaled $40.5 million in 2010 compared to $35.2 million in 2009, with the change primarily due to additional selling, information technology, and international business development costs, including increased share-based compensation. As of December 31, 2010, the Company had $47.1 million in cash and marketable securities, and $1.7 million in restricted cash.

Conference Call

Management will hold a conference call today starting at 4:30 p.m. (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom, Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 447-0521 (US/Canada) or (847) 413-3238 (International) and use the participant code “28602160” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is developing and marketing continuous glucose monitoring systems for ambulatory use by patients with diabetes and by healthcare providers in the hospital.

Cautionary Statement Regarding Forward Looking Statements

DexCom is a medical device company with a limited operating history. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the company’s inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursement from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s annual report on Form 10-K for the period ending December 31, 2010, as filed with the Securities and Exchange Commission on March 3, 2011.

FOR MORE INFORMATION:

Jess Roper

Vice President and Chief Financial Officer

(858) 200-0200

www.dexcom.com

DexCom, Inc.

Consolidated Balance Sheets

(In thousands—except par value data)

	As of December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$4,889	$3,577
Short-term marketable securities, available-for-sale	42,224	24,439
Accounts receivable, net	6,671	3,490
Inventory	8,112	2,641
Restricted cash	1,439	—
Prepaid and other current assets	2,690	2,773

Total current assets	66,025	36,920
Property and equipment, net	10,763	6,422
Restricted cash	275	2,414
Other assets	101	1,192

Total assets	$77,164	$46,948

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$5,350	$5,745
Accrued payroll and related expenses	5,730	4,406
Current portion of long-term debt	525	900
Current portion of deferred revenue	3,524	7,745

Total current liabilities	15,129	18,796
Other liabilities	1,042	840
Long-term debt, net of current portion	—	45,757

Total liabilities	16,171	65,393
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value per share, 5,000 shares authorized; no shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively.	—	—
Common stock, $0.001 par value per share, 100,000 authorized; 62,360 and 62,078 shares issued and outstanding, respectively, at December 31, 2010, and 46,324 and 46,045 shares issued and outstanding, respectively, at December 31, 2009	62	46
Additional paid-in capital	407,375	272,730
Accumulated other comprehensive loss	(66)	(13)
Accumulated deficit	(346,378)	(291,208)

Total stockholders’ equity (deficit)	60,993	(18,445)

Total liabilities and stockholders’ equity (deficit)	$77,164	$46,948

DexCom Inc.

Consolidated Statements of Operations

(In thousands—except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
Product revenue	$13,592	$6,632	$40,175	$18,036
Development grant and other revenue	2,044	3,839	8,456	11,657

Total revenue	15,636	10,471	48,631	29,693
Product cost of sales	7,664	5,478	26,104	18,216
Development and other cost of sales	983	886	4,084	7,816

Total cost of sales	8,647	6,364	30,188	26,032

Gross margin	6,989	4,107	18,443	3,661
Operating expenses
Research and development	6,902	4,172	23,227	14,294
Selling, general and administrative	9,973	9,397	40,506	35,200

Total operating expenses	16,875	13,569	63,733	49,494
Operating loss	(9,886)	(9,462)	(45,290)	(45,833)
Other income (loss)	63	(17)	63	—
Interest income	22	48	95	354
Interest expense	(8)	(2,098)	(1,548)	(8,045)
Loss on debt extinguishment upon conversion of convertible debt	(3)	—	(8,490)	—

Net loss	($9,812)	($11,529)	($55,170)	($53,524)

Basic and diluted net loss per share	($0.16)	($0.25)	($0.97)	($1.21)

Shares used to compute basic and diluted net loss per share	60,367	45,980	56,881	44,347